YTB International, Inc. Offers European Tour Packages
YTB Partners with Spring International Travel & Mandarin Voyages to Offer Exclusive Tours

WOOD RIVER, IL - March 14, 2008 - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading international provider of Internet-based travel websites and home-based independent representatives, today announced an exclusive partnership with Shanghai Spring International Travel Service and Mandarin Voyages to market and sell European tour packages, including trips to France, Germany, Belgium, and Holland.

“We are very pleased to offer these exclusive packages with Spring/Mandarin. The tours have been designed with many beautiful and historical European stops along the way for great prices,” said J. Kim Sorensen, CEO of YTB Travel Network, a wholly-owned YTB subsidiary. “Spring/Mandarin Travel have created the ultimate tour packages with all amenities and special details taken care of to ensure a memorable vacation. We are excited to partner with these fine travel companies to increase the number of unique trips available to our YTB friends.”

The 8- to-16-day tour packages, available only through YTB, are in response to YTB’s increased demand for European travel. The trips include departures from New York and Toronto with visits to popular locations such as Paris, Brussels, Amsterdam, Cologne, and Luxembourg. The vacations are currently available for booking, with travel available throughout the remainder of the year.

“By leveraging Spring/Mandarin’s dominant position within the travel industry, our RTAs get great rates on fantastic trips and can pass these savings on to their customers,” continued Mr. Sorensen. “It’s a win-win for everyone, and another way that YTB is extending its reach as a truly global travel company.”

YTB and Spring International Travel Service, the largest privately-owned travel agency and largest domestic and outbound tour provider in China, have also partnered together to market and sell tour packages to China with many destination stops, including Shanghai and Beijing, home of the 2008 Summer Olympics.

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233